Exhibit 99.2
Intuitive Surgical, Inc. Unaudited Preliminary Quarterly and Annual Revenue Data and Metrics

	Three Months Ended			Twelve Months Ended
	December 31, 2018	December 31, 2017	Change	December 31, 2018	December 31, 2017	Change
Revenue ($Millions)
Instruments and Accessories	$539.3	$457.1	18%	$1,962.0	$1,636.9	20%
Systems	340.6	284.5	20%	1,127.1	928.4	21%
Services	166.6	150.4	11%	635.1	572.9	11%
Total Revenue	$1,046.5	$892.0	17%	$3,724.2	$3,138.2	19%

System Unit Shipments by Geography
United States	175	130	35%	581	417	39%
Europe	55	47	17%	169	122	39%
Asia	40	34	18%	116	108	7%
Other Markets	20	5	300%	60	37	62%
Total Systems*	290	216	34%	926	684	35%

System Unit Shipments by Model
Si-e Systems	—	1	(100)%	—	4	(100)%
Single Console Si Systems	15	19	(21)%	50	98	(49)%
Dual Console Si Systems	1	—	—	2	7	(71)%
Single Console X Systems	49	47	4%	181	73	148%
Dual Console X Systems	2	4	(50)%	10	5	100%
Single Console Xi Systems	147	106	39%	479	356	35%
Dual Console Xi Systems	64	39	64%	189	141	34%
SP Systems	12	—	—	15	—	—
Total Systems*	290	216	34%	926	684	35%
* Systems Shipped under Operating Leases (Included above in Total Unit Shipments)	84	40	110%	229	108	112%

Other Metrics
System Average Selling Price ($Millions)	$1.46	$1.47	(1)%	$1.45	$1.47	(1)%
Inst & Accy Revenue/Procedure ($Thousands)	$1.89	$1.91	(1)%	$1.89	$1.87	1%
System Installed Base	4,986	4,409	13%	4,986	4,409	13%

Intuitive Surgical, Inc. Unaudited Preliminary Trended Annual Procedure Data

	Approximate Procedures (Thousands)			Percentage Change
	2018	2017	2016	2018	2017
United States
General Surgery	325	246	186	32%	32%
Gynecology	265	252	246	5%	2%
Urology	128	118	109	8%	8%
Other	35	28	22	25%	27%
Total United States	753	644	563	17%	14%
Total Outside of the United States	284	233	190	22%	23%
Total Worldwide	1,037	877	753	18%	16%

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This report contains forward-looking statements. Such statements relate to unaudited preliminary trended annual procedure data, unaudited preliminary fourth quarter and full year 2018 revenue data and metrics, and other related subjects. The unaudited preliminary results are prior to the completion of Intuitive Surgical’s final closing procedures and the independent audit and are therefore subject to adjustment. These forward-looking statements are based on Intuitive Surgical’s current plans and expectations and are subject to risks and uncertainties that could cause actual events and results to vary significantly from those implied by such statements. Please refer to Intuitive Surgical’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.